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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

                                                 Commission File Number 1-1443

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports under Sections 13 and 15(d) of the
                      Securities Exchange Act of 1934.

                      Central and South West Corporation
            (Exact name of registrant as specified in its charter)

                         1616 Woodall Rodgers Freeway
                              Dallas, Texas 75202
                                (214) 777-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $3.50 per share
           (Title of each class of securities covered by this Form)

                                     None
   (Title of each class of securities for which a duty to file reports under section 13(a)or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       /X/  Rule 12h-3(b)(1)(ii)     / /
          Rule 12g-4(a)(1)(ii)      / /  Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(i)       / /  Rule 12h-3(b)(2)(ii)     / /
          Rule 12g-4(a)(2)(ii)      / /  Rule 15d-6               / /
          Rule 12h-3(b)(1)(i)       /X/

     Approximate number of holders of record as of the certification or notice date: one



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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    June 15, 2000              By:      /s/ Kenneth C. Raney, Jr.
                                          ---------------------------------
                                    Name: Kenneth C. Raney, Jr.
                                    Title: Vice President, Associate General
                                           Counsel and Corporate Secretary











































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